                                                                   EXHIBIT 10.5



                         AGREEMENT OF PURCHASE AND SALE

         This AGREEMENT OF PURCHASE AND SALE (this "Agreement") is entered into as of the 22nd day of July, 1996, by and among UNITED ARTISTS THEATRE CIRCUIT, INC., a Maryland corporation ("UATC") and UNITED ARTISTS PROPERTIES I CORP., a Colorado corporation ("UAPIC"), and RESORT AMUSEMENT CORPORATION, a Texas corporation ("RAC") (UATC, UAPIC and RAC will be referred herein collectively as the "Sellers" and each individually as a "Seller"), at the address of 9110
E. Nichols Avenue, Suite 200, Englewood, Colorado 80112, and HOLLYWOOD THEATERS, INC., a Delaware corporation (the "Purchaser"), at the address of 2911 Turtle Creek Boulevard, Suite 1150, Dallas, Texas 75219, Attn: Thomas W. Stephenson, Jr.

                                    RECITALS

         A. UAPIC owns two parcels of real property located in Texas, being operated as motion pictures theatres, which property UAPIC desires to sell to Purchaser. UATC owns a leasehold interest in 17 motion picture theatres and RAC owns a leasehold interest in one motion picture theatre located in the states of Idaho, Oklahoma and Texas, all of which the Sellers desire to assign to Purchaser. In addition, the Sellers own certain personal property used in the operation of or in connection with the above-mentioned motion picture theatres, which property the Sellers desire to sell to Purchaser.

         B. Purchaser and the Sellers desire to enter into this Agreement pursuant to which Purchaser will assume and the Sellers will assign such leaseholds, and Purchaser will buy and the Sellers will sell the Sellers' real property and the other assets hereinafter described with an anticipated closing date of September 26, 1996.

                                 AGREEMENTS

         In consideration of the premises, the Purchase Price and the covenants, contained herein, the parties agree as follows:

    1. DEFINITIONS. For purposes of this Agreement, the terms set forth below shall have the following respective meanings:

         A. Acceptance Date. "Acceptance Date" means the date upon which this Agreement is signed by the Sellers and Purchaser.

         B. Affiliate. "Affiliate" means, with respect to any Person, any other Person who, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. As used herein, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by the ownership of voting securities, by contract or otherwise.

         C. Closing. "Closing" means the consummation of the purchase of the Purchased Assets as contemplated by Section 13 of this Agreement.

         D. Contract. "Contract" means any contract, agreement, understanding or other instrument or obligation (whether oral or written, pending or executory).

         E. Earnest Money Deposit. "Earnest Money Deposit" means the amount to be paid by Purchaser pursuant to Section 4 below, which amount is to be held by Title Company in an interest bearing account in accordance with the terms and conditions of this Agreement.

         F. Environmental Laws. "Environmental Laws" means any federal, state or local statute, law, rule, regulation, ordinance, code, guide, written policy, directive and rule of common law in effect that is applicable to the Purchased Assets and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment or natural resources, or any Hazardous Substance, including without limitation, Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq.; Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U. S. C. Section 7401 et seq.; the Clean Air Act, 42
U. S. C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., and the regulations promulgated pursuant thereto and any state and local counterparts or substantial equivalents thereof.

         G. Fee Theatres. "Fee Theatres" means the Real Property and Improvements located thereon as more particularly described in Section 3 below.

         H. Governmental Authority. "Governmental Authority" means any nation or government, any state or political subdivision thereof, any federal or state court and any other agency, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         I. Hazardous Substance. "Hazardous Substance" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, polychlorinated biphenyls ("PCBs") and, to the extent only it exists at levels which are considered hazardous to human health, radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "toxic substances," "toxic pollutants," "contaminants," or "pollutants" or words of similar import, under any applicable Environmental Laws.

         J. Inspection Period. "Inspection Period" means the period beginning on the Acceptance Date and ending at the close of business 90 days following the Acceptance Date.

         K. Leasehold Theatres. "Leasehold Theatres" means those certain leasehold rights under the Leases as more particularly described in Section 3 below.

         L. Leases. "Lease or "Leases" means those written leases, together with all amendments and modifications thereto, relating to the Leasehold Theatres, described in Section 3 below.

         M. Lien. "Lien" means, with respect to any properties or assets, any mortgage, pledge, hypothecation, assignment, security interest, lien or encumbrance or any preference, priority or other security agreement or preferential arrangement of any kind or character whatsoever (including, but not limited to, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction) in respect of such properties or assets.

         N. Material Adverse Effect. "Material Adverse Effect" means a material adverse effect on the business, operations, affairs, condition (financial or otherwise), properties, assets, or liabilities of the Theatres, individually or in the aggregate.

         0. Person. "Person" means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization of any kind or character, including any Governmental Authority.

         P.   Proprietary Rights.  "Proprietary Rights" means any United States
and foreign letters patent,   patents, patent applications, trademarks, trade
names, service marks, brand names, logos and other trade registrations (including unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, invention disclosures, trade secrets, processes, designs, technology, know-how and other similar rights.

         Q. Purchase Price. "Purchase Price" means the price payable for the purchase of the Purchased Assets as more particularly set forth in Section 5A below.

         R. Purchased Assets. "Purchased Assets" means the Fee Theatres, Leasehold Theatres, Personal Property, Contract Rights and Names as more particularly described in Section 3 below.

         S. Taxes. "Taxes" means all taxes, charges, fees, levies or other assessments (including, but not limited to, income, gross receipts, excise, property, sales, occupation, use, service use, license, payroll, franchise, transfer and recording taxes, fees and charges) imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, penalties and additions to any tax.

         T. Theatres. The Fee Theatres and the Leasehold Theatres, as described in Section 3 below, are collectively referred to herein as the "Theatres."

         U. Title Company. "Title Company" means Republic Title Company, as agent to Chicago Title at the address of ____________________________________.

    2. AGREEMENT. Subject to the terms and conditions set forth in this Agreement, the Sellers will sell and convey the Purchased Assets to Purchaser and Purchaser will purchase the Purchased Assets from the Sellers for the Purchase Price and upon the terms and conditions set forth in this Agreement.

    3.   PROPERTY TO BE SOLD.  The Purchased Assets consist of:

         A. Real Property and Improvements. Fee simple title in and to that certain tract of real property known as the Odessa NorthPark located in Odessa, Texas, and that certain tract of real property known as the Texas I and II located in Sweetwater, Texas, both of which are more particularly described in Exhibit A attached hereto and by this reference incorporated herein (together, the "Real Property"), and all buildings or other improvements situated on the Real Property (collectively, the "Improvements"), together with all of Seller's right, title and interest in and to adjacent streets, roads, alleys, rights-of-way, easements, rail usage and any strips or gores of real estate abutting or bounding said property, and all rights, titles and interest of Seller appurtenant to the Real Property and the Improvements (collectively, the "Fee Theatres").

         B. Leasehold Theatres. All of the Sellers' right, title and interest as tenants in, to and under the Leases covering the 18 Leasehold Theatres which are described on Exhibit B attached hereto and incorporated herein; provided, however, that the Sellers' right, title and interest as tenants in, to and under the Law covering the Cache Cinemas, located in Lawton, Oklahoma (the "Cache Lease") shall not be assigned to the Purchaser. Sellers shall sublease their interest in, to and under the Cache Lease to Purchaser, and Seller and Purchaser shall execute a sublease agreement reasonably acceptable to the parties covering the Cache Lease.

         C.   Personal Property.  All tangible personal property, equipment
and fixtures of any kind owned by      the Sellers and attached to or located
within or on and customarily used in connection with the operation of the Theatres, including but not limited to, seats, cleaning equipment, concessions equipment, typewriters or similar office equipment, projection and sound equipment, screens, carpets, draperies, soundfold, wall coverings, cash registers, non-Pacer ticketing machines and personal computers, signs (including marquees), cleaning supplies, projection supplies and concession supplies not held for sale to the public; provided, however, that the items described on Exhibit C attached hereto and by this reference incorporated herein shall be excluded from the sale to Purchaser under this Agreement (the "Personal Property").

         D. Contract Rights. Subject to the provisions of Section 8C hereof, all of Sellers' right, title, and interest in and to any and all (i) Contracts, such as maintenance, service or utility agreements relating to the ownership, maintenance and operation of the Theatres, (ii) warranties and guaranties currently in force and effect with respect to and running in favor of the Theatres, (iii) all licenses, permits or similar documents relating to the Theatres, and (iv) the obligation to honor for one year after the Closing Date any and all prepaid tickets or passes issued by Seller prior to Closing, allowing admittance to the Theatres, as described below in this paragraph (collectively, the "Contract Rights"). A flyer describing the tickets and passes which may be accepted will be given to Purchaser prior to Closing. Sellers agree to reimburse Purchaser for the face value of any and all prepaid tickets and passes honored by Purchaser hereunder. A request for reimbursement may be made by Purchaser once in each calendar quarter and shall be reimbursed by Sellers no later than 30 days after receipt of an invoice therefor, accompanied by reasonable documentation of the applicable amounts owed. Sellers' obligations under this Paragraph shall survive the Closing.

         E. Names. All of the Sellers' right, title and interest in and to the names of the Theatres (the "Names") and any symbol or logo related to such Names, and any Proprietary Rights in and to the Names and any other intangible rights and goodwill associated with the Names. Purchaser acknowledges that it shall have no rights to use the name "United Artists" nor any logo trademark or similar mark for such name. Sellers agree that they shall be responsible, at their respective cost, for the removal of any signs on, outside or within the Theatres with the name "United Artists" on them as soon as reasonably practicable after Closing, not to exceed 90 days after the Closing Date.

         The Fee Theatres, Leasehold Theatres, Personal Property, Contract Rights and Names will be collectively referred to in this Agreement as the "Purchased Assets."

    4.   EARNEST MONEY DEPOSIT

         A. The Earnest Money Deposit under this Agreement shall be as follows: within three days of the Acceptance Date, Purchaser shall deliver to Title Company the sum of Two Hundred Seventy-Five Thousand and no/ 100 dollars ($275,000.00) in immediately available funds, which is to be held by the Title Company for the benefit of Purchaser and Sellers in accordance with the terms, and conditions of this Agreement (the "Earnest Money Deposit"). The Title Company shall deposit the Earnest Money Deposit in an interest-bearing account at a federally insured national bank. From time to time as directed by Purchaser, the Title Company shall pay any interest earned on the Earnest Money Deposit to Purchaser. The Earnest Money Deposit shall be refunded to Purchaser, together with any interest thereon, if Purchaser terminates this Agreement during the Inspection Period in accordance with the terms of Section 9 hereof. If Purchaser does not terminate this Agreement during the Inspection Period pursuant to Section 9, the Earnest Money Deposit will become non-refundable and the parties will proceed to Closing. If this Agreement is not earlier terminated in accordance with the terms and conditions of this Agreement, the Earnest Money Deposit shall be credited against the Purchase Price at Closing. Notwithstanding the foregoing, if this Agreement terminates in accordance with Sections 14, 15 or 16B, the Earnest Money Deposit shall be refunded to Purchaser, together with any interest thereon.

         B. In addition, within three days of the Acceptance Date, the Purchaser shall pay to Sellers the sum of One Hundred and no/100 dollars ($100.00) (the "Non-Refundable Earnest

Money Deposit") in consideration for this Agreement and the Inspection Period. Notwithstanding anything in this Agreement to the contrary, the Non-Refundable Earnest Money Deposit shall be non-refundable to Purchaser in any event.

    5.   PURCHASE PRICE.

         A. Purchase Price. The total Purchase Price for the Purchased Assets is Eleven Million Nine Hundred Sixty-Five Thousand Two Hundred Sixty-One and no/100 Dollars ($11,965,261.00). The Purchase Price is based upon the "Cash
Flow Multiple" multiplied by the "1995 Cash Flow" amounts for the Theatres as specified on Exhibit F attached hereto and incorporated herein, reduced by a credit to Purchaser of $125,000 for Pacer hardware and software ticketing systems which are not included as part of the Purchased Assets.

         The parties hereby agree that in the event, during the Inspection Period, that either Seller or Purchaser discovers an error in Seller's profit and loss statements for 1995 as to the Theatres such that the "1995 Cash Flow" amounts shown on Exhibit F are incorrect, then the Purchaser and Seller shall promptly adjust the Purchase Price based upon the actual 1995 Cash Flow amounts for the Theatres multiplied by the Cash Flow Multiple shown for each Theatre on Exhibit F. The "1995 Cash Flow" amounts shall not be adjusted after the expiration of the Inspection Period.

         B. Allocation of Purchase Price. On or prior to expiration of the Inspection Period, the Purchase Price shall be allocated among the Purchased Assets and the Covenant not to Compete. Such allocation shall be mutually agreeable to Purchaser and Sellers. Purchaser and Sellers hereby agree that neither party will take a position on any income tax return or before any Governmental Authority charged with the collection of any income tax or in any judicial proceeding that is in any way inconsistent with the allocation agreed upon pursuant to this Section 5B, and that it will prepare and file, promptly as and when due, all forms of returns required to be filed by the Internal Revenue Service and any other Governmental Authority. The provisions of this
Section 5B shall survive Closing.

         C. Payment of Purchase Price. The Purchase Price, adjusted for apportionments and closing costs as provided in Sections 13C and 13D below and reduced by the amount of the Earnest Money Deposit and the Nonrefundable Earnest Money Deposit, shall be payable in full by Purchaser to the Sellers in cash or by certified check, cashier's check or federal wire transfer on the date of Closing.

         D. Liabilities. Purchaser shall not assume, pay, perform or discharge any debts, liabilities, expenses or obligations of the Sellers of any kind, character or description whatsoever (whether contingent, known or unknown, asserted or unasserted, whether or not the same are disclosed to Purchaser in of pursuant to this Agreement) that arise or are incurred prior to or on the date of Closing in connection with the operation and business of the Theatres or related to the Purchased Assets; provided, however, that Purchaser shall assume all obligations of Sellers related to repair, maintenance, upkeep and condition of the Theatres, regardless of the date such obligation may have arisen, subject to the representations of Sellers in Sections 6J, 6K, 6L and 60 hereof.

    6. SELLERS' REPRESENTATIONS AND WARRANTIES. Each Seller jointly and severally represents and warrants to the Purchaser as of the Acceptance Date and as of the date of the Closing as follows:

         A. Corporate Organization. UATC is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own, lease and operate its assets and properties. UAPIC is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to own, lease and operate its assets and properties. RAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its assets and properties.

         B. Authority: Binding Effect. All resolutions, stockholder actions and other proceedings required to be taken by or on behalf of Sellers to authorize Sellers to execute and deliver this Agreement and to consummate the transactions contemplated hereby have been or will be, on or prior to Closing, duly and validly taken. Each Seller has all requisite power and authority to enter into this Agreement and each of the other agreements and instruments to be executed and delivered by the Sellers pursuant to the terms of this Agreement (the "Sellers' Ancillary Documents") and to perform its respective obligations hereunder and thereunder. This Agreement and the Sellers' Ancillary Documents have been or will be duly executed and delivered by the Sellers and when duly executed and delivered, will constitute legal, valid and binding agreements of the Sellers, enforceable against. the Sellers in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity.

         C. Cash Flow Statements. The unaudited statements of operations for the years ended December 31, 1993, 1994 and 1995 which are summarized on Exhibit F, fairly present in all materials respects the results of operations and cash flows of the Theatres for such twelve-month period. Such statements were prepared using the same principles and procedures as used for audited financials, which audited financials are prepared in conformity with generally accepted accounting principles. The numbers shown as "Cash Flow" on Exhibit F were calculated as follows: (a) all revenue of the Sellers during such periods derived from the respective Theatres, including, without limitation, ticket revenue, advertising revenue and revenue from concession sales less (b) all expenses incurred by the Sellers during such period in connection with the ownership, leasing and operation of the respective Theatres during such periods.

         D. Title. At Closing, Sellers will be the sole owners of all the Purchased Assets and will not have assigned, pledged, transferred, leased or otherwise encumbered Sellers' interest in the Purchased Assets. UAPIC has good and indefeasible title to the Fee Theatres and UATC and

RAC have valid leasehold interests in the Leasehold Theatres, as the case may be, free and clear of all Liens granted by Sellers, except the Permitted Exceptions.

         Sellers have delivered true and complete copies of the Leases in Sellers' files relating to the Leasehold Theatres, and Sellers have made no changes to the Leases since the date of delivery, except as disclosed to Purchaser. Each such Lease is a valid and binding obligation of Seller and, to Seller's knowledge, the landlord, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by equitable principles of general applicability. The rent due under the Leases and the terms of the Leases are as set forth in Schedule 6D hereto (to be delivered within 15 days of the Acceptance Date). Sellers have received no written notice of any defaults under any lease which have not been cured and, to the best knowledge of Sellers, there are no existing defaults by any Seller or landlord under any such Lease and no event has occurred which (with or without notice, lapse of time or both) would constitute a default under a Lease by any party.

         Sellers have not leased any part of the Fee Theatres or the Leasehold Theatres to any Person, and Seller has not granted to any other person any estate in or right to possession of such properties (other than the interest and rights of any landlord with respect to any Leasehold Theatres and other than rights of way, easements or similar encumbrances shown on the Surveys or disclosed to Purchaser on Schedule 6D to be delivered on or before two weeks prior to the end of the Inspection Period (excluding, in any case, liens or security interests of any nature securing indebtedness for borrowed money).

         The representations of this Section 6D shall survive the Closing for a period of one year from the Closing Date.

         E. Absence of Conflicts. Except as set forth on Schedule 6E hereto (to be delivered within 10 days of the Acceptance Date), the execution and delivery by the Sellers of this Agreement and the Sellers' Ancillary Documents, the performance by the Sellers of their respective obligations hereunder and thereunder and the consummation by the Sellers of the transactions contemplated hereby or thereby will not require the Sellers to obtain any consent, approval, permit, notice, action, authorization or waiver (each, a "Consent") of or filing with or giving notice to any Governmental Authority or any other Person not a party to this Agreement, except for the Consents listed on Schedule 6E hereto and except any consents of mortgagees of the landlords under the Leases which may be required under any mortgages which encumber the Leasehold Theatres.

         F. Taxes. Subject to Section 13C(i) and (ii), Sellers have paid, or will pay out of Closing proceeds, in full all Taxes on the Purchased Assets that have accrued for the period prior to Closing and the Purchased Assets will not be subject to any lien for payment of taxes, other than general property taxes constituting a lien not yet payable. There are no pending audits with respect to any Taxes related to the Purchased Assets payable by or asserted against any Seller. There are no proposed reassessments of the taxable value of any of the Purchased Assets or similar matters pending with respect to any taxing authority. There are no Liens for taxes (other than for current taxes not yet due and payable) imposed upon the Purchased Assets.

         G.   Contracts and Other Agreements.  Each Contract described in
Schedule 6G - Assumed Contracts (to be supplied pursuant to Section 8C) is valid, in full force and effect, and binding upon the Seller that is a party thereto, in accordance with its terms. To the best knowledge of Sellers, no Seller is in default under any of the Contracts described in Schedule 6G-Assumed Contracts. No Seller has received any written notice from any other party to any Contract listed on Schedule 6G of the termination or threatened termination thereof.

         H. No Violation. To the best of Sellers' knowledge, no approval, authorization or other action by, or filing with, any governmental authority, is required in connection with the execution and delivery by the Sellers of this Agreement or the consummation by the Sellers of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in a violation of, or constitute a default under any provision of the Sellers' Articles of Incorporation or Bylaws, or to the best of Sellers' knowledge, of any agreement, order, writ, judgment or decree, ordinance, regulation or any other restriction to which the Purchased Assets are subject or by which any Seller is bound, nor under any indenture, mortgage, deed of trust, indebtedness to which any Seller is a party, in accordance with its terms.

         I. Litigation. No Seller has received any written notice of any action, suit, investigation, inquiry or other proceeding pending against, threatened against or affecting the Sellers and any of the Purchased Assets in any court or before any arbitrator or any foreign or United States federal, state or local Governmental Authority (i) in which an adverse decision could, either in any case or in the aggregate, have a Material Adverse Effect on the Purchased Assets or (ii) which in any manner draws into question the validity of or otherwise affects this Agreement, the transactions contemplated hereby or the ability of Sellers to perform their obligations hereunder, except as may be disclosed to Purchaser in Schedule 6I (to be delivered to Purchaser on or before two weeks prior to the end of the Inspection Period).

         J. Environmental Compliance. No Seller is subject to any existing, pending or, to Sellers' knowledge, threatened, action, suit, investigation, written inquiry or proceeding by any Governmental Authority or to any remedial obligation related to the Theatres under any Environmental Law. Seller has not disposed, generated or released any Hazardous Substances on, to or from any of the Theatres during the time of Sellers' ownership or possession of the Purchased Assets and their operation of the Theatres.

         K. Condemnation. There are no existing, pending or, to Sellers' knowledge, threatened, condemnation proceedings or assessments affecting the Purchased Assets or any part thereof.

         L. Utilities. Sellers have not received any written notice from any supplier of water, solid waste and sewage disposal, drainage, telephone, gas, electricity or other utility services to the Theatres that such service is being or will be terminated.

         M. Foreign Status. Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

         N. Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of the Sellers in such manner as to give rise to a valid claim against any of the parties hereto for any broker's or finder's commission. Sellers have not retained any broker or finder in connection with the transactions contemplated hereby. In the event that any claim for a broker's fee, real estate commission or finder's fee is asserted, the party through whose actions the claim is asserted shall indemnify and hold harmless the other party from any and all claims, losses, damages, or expenses of any nature whatsoever arising out of said claim, including, but not limited to, reasonable attorneys' fees and costs.

         O. Insurance. The Sellers have, in full force and effect, adequate policies of fire casualty and commercial general liability insurance relating to the Purchased Assets and the operation of the Theatres. The Sellers shall continue all such insurance in full force and effect up to and including the Closing, and are the beneficiaries of all such policies.

    7. PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to the Sellers as of the Acceptance Date and as of the Closing Date as follows:

         A. Corporate Organization and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lean and operate its assets and properties.

         B. Authority: Binding Effect. All resolutions, stockholder actions and other proceedings required to be taken by or on behalf of Purchaser to authorize Purchaser to execute and deliver this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken. Purchaser has all requisite power and authority to enter into this Agreement and each of the other agreements and instruments to be executed and delivered by the Purchaser pursuant to the terms of this Agreement (the "Purchaser's Ancillary Documents") and to perform its obligations hereunder and thereunder. This Agreement and the Purchaser's Ancillary Documents will, when executed and delivered by Purchaser, constitute legal, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity.

         C. Regulatory Approval: No Violation. To the best of Purchaser's knowledge, no approval, authorization or other action by, or filing with, any governmental authority, is required in connection with the execution and delivery by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in a violation of, or constitute a default under any provision of the Purchaser's Articles of Incorporation or Bylaws, or to the best of Purchaser's knowledge, of any agreement, order, writ, judgment or decree, ordinance, regulation or any other restriction to which the Purchaser is subject or by which the Purchaser is bound, nor under any indenture, mortgage, deed of trust, indebtedness to which Purchaser is a party, in accordance with its terms.

         D. Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Purchaser, in such manner as to give rise to a valid claim against any of the parties hereto for any broker's or finder's commission, other than Hoak Securities Corp., to whom Purchaser has agreed to pay a fee under a separate agreement. Purchaser has not retained any broker or finder in connection with the transactions contemplated hereby. In the event that any claim for a broker's fee, real estate commission or finder's fee is asserted, the party through whose actions the claim is asserted shall indemnify and hold harmless the other party from any and all claims, losses, damages, or expenses of any nature whatsoever arising out of said claim, including, but not limited to, reasonable attorneys' fees and costs.

         E. Acknowledgment. Purchaser acknowledges that Purchaser is purchasing the Purchased Assets solely in reliance on Purchaser's own investigation, and that no representations or warranties of any kind, either express or implied have been made by Sellers or Sellers' agents, other than any expressly contained in writing herein and in the Sellers' Ancillary Documents. Purchaser acknowledges that the Purchased Assets are being sold "AS IS, WHERE IS, without any warranty of quality, condition or usefulness, including, without limitation, any WARRANTY OF MERCHANTABILITY or any WARRANTY OF FITNESS FOR THE PARTICULAR PURPOSE OF PURCHASER," including, without limitation, any warranty as to compliance or non-compliance of the Purchased Assets under the Americans With Disabilities Act of 1990, or similar state laws. In addition, Purchaser acknowledges that Sellers have made no representation regarding zoning regulations, other governmental requirements, site and physical conditions and other matters affecting the use and condition of the Purchased Assets other than the representations made in Section 6 hereof, and Purchaser agrees to purchase the Purchased Assets in the condition that they are in at Closing, subject to the terms of this Agreement. Purchaser further acknowledges that Sellers have made no investigation as to whether the Purchased Assets contain hazardous materials and substances, including asbestos containing materials, and that Purchaser will be responsible for its own environmental investigation of the Purchased Assets and will rely solely on such investigation. Purchaser agrees to waive any claim or cause of action of any nature whatsoever which it may now have or have in the future against Sellers resulting from hazardous materials or substances located within the Purchased Assets; provided that such waiver shall not include the right of Purchaser to bring a claim against Sellers for contribution arising from Sellers' statutory liability under any Environmental Law in the event an action against Purchaser is instituted by a Governmental Authority under any such Environmental Law. Notwithstanding the foregoing to the contrary, Purchaser waives any claim or cause of action against Sellers with respect to asbestos within the Theatres or with respect to any hazardous or environmental condition identified in any Phase I or II environmental audit disclosed to Purchaser by Sellers or performed by Purchaser on the Theatres. The provisions of this paragraph shall survive Closing and delivery of the deed.

    8.   PURCHASER'S INSPECTION OF THE PURCHASED ASSETS.

         A. Deliveries. The Sellers shall provide to Purchaser in Dallas, Texas, on or before 5:00 p.m. Dallas time on the date ten business days after the Acceptance Date ("Delivery Date") the following items and documents relating to the Purchased Assets, as applicable, to the extent the same are in the Sellers' possession or are readily obtainable by the Sellers (all of the following are herein called the "Delivered Documents"):

              (i) copies of all engineering, structural, elevator, curtain wall, mechanical, roof, environmental and seismographic reports, a current site plan, the most recent survey for the Theatres and the land on which they are situated, elevator specifications, if any, and as-built architectural, structural, mechanical, and electrical plans and specifications of the Theatres;

              (ii) copies of all monthly operating statements for each Theatre for each month during 1994, 1995 and 1996;

              (iii) copies of all certificates of occupancy, licenses, permits, authorizations and approvals as required by law for the construction, occupancy and operation of the Theatres, and the land on which they are situated;

              (iv) copies of all real estate tax bills for 1994, 1995 and 1996, including evidence of payment thereof,

              (v) a schedule of all guarantees and warranties in the Sellers' possession and still in effect issued or made in connection with the construction, improvement, alteration or repair of the Fee Theatres, including without limitation, guaranties and warranties pertaining to roofs, elevators, masonry, landscaping and heating and air conditioning systems;

              (vi) Uniform Commercial Code ("UCC") search certificates from the Secretaries of State of Idaho, Oklahoma and Texas reflecting any effective UCC financing statements then of record that name any Seller as debtor, and

              (vii) copies of any notices from any Governmental Authority of violations of laws which relate to the Purchased Assets which are currently outstanding and have not been cured.

In addition to the Delivered Documents, Sellers shall deliver the Schedules referenced in this Agreement within the time periods provided for the delivery of such Schedules. As used herein, "readily obtainable" means that the material either is in a Seller's files or in the files of a third party agent, contractor or consultant of a Seller and can be obtained by contacting such third party. The Sellers shall not be required to contact any governmental agencies or authorities nor spend sums of money in excess of photocopying charges to obtain any of the Delivered Documents. One complete set of the Delivered Documents shall be delivered to Purchaser at its offices in Dallas, Texas, and if Purchaser requests, a second set of the as-built plans and specifications specified in clause (a) only shall also be delivered but such second set shall be copied and delivered at the expense of Purchaser.

         B. Purchaser's Access to the Purchased Assets. The Sellers covenant and agree that from and after the Acceptance Date until Closing or earlier termination of this Agreement, Purchaser and its contractors, agents and employees, at the sole expense of Purchaser, may enter upon any portion of the Real Property and the Theatres from time to time during reasonable business hours (Purchaser acknowledges that its access to the Leasehold Theatres may be subject to consent of the landlords under the Leases, and Sellers agree to use reasonable efforts to obtain any such consents), without any disruption of the normal conduct of the Sellers' business in the Theatres, and with reasonable prior notice to the Sellers for the purposes of inspection (mechanical, structural and otherwise), tests, including environmental testing and examination of the operating condition of the Purchased Assets. In addition, Purchaser hereby agrees to indemnify and hold Sellers harmless from (i) any damage to any of the Purchased Assets caused by Purchaser or its authorized agents, or (ii) claims, expenses, costs, damages, losses, liabilities and mechanics' liens or other liens which may be brought or which may be filed against the Purchased Assets or any portion thereof arising by, through or under Purchaser or its authorized agents or from the failure to pay for services rendered in connection with such inspections and tests. Purchaser further agrees to defend any action to be brought by reason of such acts and to reimburse Sellers for reasonable attorneys' fees and costs incurred by Sellers by reason of any such action. The provisions of this paragraph shall survive Closing and delivery of the Closing documents.

         C. Contracts to be Assumed by Purchaser. Within 15 days of the Acceptance Date, Sellers shall deliver to Purchaser Schedule 6G - Contracts setting forth a fist of all of the Contracts, whether written or oral, to which any Seller is a party relating to the operation of the Theatres together with true and complete copies of each written Contract listed on Schedule 6G-Contracts and, in the case of Contracts not reduced to writing, a written summary of the material terms thereof. Purchaser will deliver to Seller on or before the end of the Inspection Period Schedule 6G - Assumed Contracts, listing those Contracts the Purchaser elects, at its discretion, to take an assignment of and assume, failing which Purchaser shall be deemed to have elected not to take an assignment of the same. Sellers will terminate all other Contracts on or prior to Closing. At Closing, Purchaser shall take an assignment of those Contracts to be assumed by Purchaser to the extent assignable, and Purchaser also shall assume all obligations under the same which are to be performed after the Closing.

    9. TERMINATION BY PURCHASER. The Purchaser may terminate this Agreement during the Inspection Period for any reason or no reason, by notifying Sellers in writing of its election to terminate this Agreement on or before 90 days after the Acceptance Date. If Purchaser terminates this Agreement within such time period, then Purchaser shall promptly deliver to the Sellers a copy of any and all tests, studies and examinations conducted by Purchaser related to the Purchased Assets, Purchaser shall receive a prompt refund of the Earnest Money Deposit, and both parties shall be released from all further obligations under this Agreement. Any failure by Purchaser to deliver its written notice of termination to Sellers within the time period specified above shall be deemed to be acceptance by Purchaser of all such matters and its desire to proceed to Closing, subject to the terms of this Agreement.

    10.  SURVEY AND TITLE.

         A. Survey. As soon as reasonably possible after the Acceptance Date and no later than 45 days after the Acceptance Date, Sellers shall provide Purchaser and its attorney with a current on-the-ground staked "as-built" survey of the Fee Theatres made in accordance with the requirements of the Texas Surveyors Association for a Category 1A Condition II Survey (the "Survey") prepared by a registered land surveyor licensed in the State of Texas reasonably approved by Purchaser (the "Surveyor"). Purchaser and Sellers shall each pay one-half of the cost of such surveys. The Survey (including specifically the certificate of the Surveyor forming a part thereof) shall be in form and substance reasonably acceptable to the Title Company and Purchaser and shall locate all existing improvements, easements, rights-of-way, setback lines (which shall show recording data, if applicable), encroachments, conflicts, overlaps and protrusions affecting the Fee Theatres (to the extent visible on the ground or listed in the Title Commitment) and other matters noted on the Title Commitment, shall set forth the outside perimeter of the Real Property, shall contain a metes and bounds description of the Real Property and shall set forth the acres included within the Real Property. The Survey shall contain a statement on the face thereof certifying that no part of the Real Property lies within a flood plain or flood prone area or a flood way of any body of water as determined by reference to the current Flood Insurance Rate Map published by the Federal Emergency Management Agency for the community in which the Real Property is located except as shown or described on the Survey. The Survey shall reflect that there is access to and from the Real Property from a publicly dedicated street or road and shall be sufficient to cause the Title Company to delete (except for "shortages in area") the printed exception for "discrepancies, conflicts, or shortages in area or boundary lines, or encroachments, or any overlapping of improvements" in the Title Policy to be delivered pursuant to Section 10D. The Survey also shall show all underground parking spaces (as striped). The Survey shall be certified to Purchaser, the Title Company and any financing source of Purchaser in a manner reasonably satisfactory to Purchaser and Title Company. In the event the metes and bounds legal description contained on the Survey varies from the metes and bounds legal description set forth on Exhibit A attached hereto, the deeds for the Fee Theatres shall contain the legal description set forth in the Survey.

         B. Title Commitment. As soon as reasonably possible after the date hereof and no later than 45 days after the Acceptance Date, Seller, at its cost and expense, shall cause to be issued and delivered to Purchaser and its attorney (i) an Owner's Title Policy Commitment (the "Title Commitment") from the Title Company setting forth the status of the title to the Fee Theatres, pursuant to which the Title Company agrees to insure title to the Fee Theatres under a standard form Texas Owner's Policy of Title Insurance in the full amount set forth in Section 10D subject only to the standard printed exceptions included in a standard form Texas Owner's Policy of Title Insurance; provided, however, that the standard printed exception pertaining to discrepancies, conflicts, or shortages in area shall be deleted as to the Fee Theatres (except for "shortages in area"), the standard printed exception pertaining to restrictions shall, include only those restrictions that are Permitted Exceptions, the standard printed exception pertaining to taxes shall, be limited to the year in which Closing occurs, marked "not yet due and payable," and subsequent years and subsequent assessments for prior years due to change in land usage or ownership, there shall be no exception for lack of access, all arbitration provisions shall be deleted, and the title exception for parties in possession shall be deleted, (ii) copies of all documents referred to in the Title Commitment, including but not limited to, deeds, lien instruments, plats, reservations, restrictions and easements, and (iii) certificates of taxes due covering the Theatres and prepared by the appropriate tax authorities. Sellers and Purchaser shall each pay one-half of the cost of any endorsements requested by Purchaser to remove any standard printed exceptions including one-half of the cost of the surveys for the Fee Theatres. Sellers shall not be obligated to pay for any mortgagee policies or endorsements for Purchaser's financing source, if any.

         C. In the event any exceptions appear in the Tide Commitment (or any new exceptions appear in any date down endorsement or revised commitment, referred to herein collectively as a "Revised Commitment"), other than the standard printed exceptions (which shall be modified in the Title Policy as described in Section 10B above), that are unacceptable to Purchaser, then Purchaser shall, within 15 days after the receipt of the Title Commitment or the Survey, whichever shall be last received (or within five days after receipt of a Revised Commitment and copies of any new documents as applicable), notify Seller in writing of such fact. If Seller fails to cure any such objection (without having any obligation to do so, except as otherwise provided herein) on or prior to the end of the Inspection Period (or within five days after Purchaser's objection if such objection pertains to any new exception first appearing in a Revised Commitment received after five days prior to the end of the Inspection Period), then Purchaser may either (i) terminate this Agreement, and upon such termination Purchaser shall be entitled to a prompt return of the Earnest Money Deposit, or (ii) waive the objection for any Theatre, which election shall be made by delivering written notice to Seller on or before two business days after the end of the Inspection Period (or within two business days after the five day cure period as to a Revised Commitment, as applicable). For the purposes of this section, unless Purchaser exercises option (i), the modification of the standard exceptions, as described above, and all easements, restrictions or other conditions which are shown on the Title Commitment (or any Revised Commitment) and/or the Survey (to the extent only such Survey items are ultimately contained in the Title Policy) and which are not cured by Seller as described above are hereinafter collectively referred to as the "Permitted Exceptions".

         Notwithstanding the foregoing, Sellers shall be obligated to remove at Closing any Liens which may burden the Theatres and arise by, through or under Sellers, except the Permitted Exceptions.

         D. Title. As soon as reasonably possible after Closing, Sellers, at their cost and expense, shall furnish to Purchaser a standard form Texas Owner's Policy of Title Insurance for the Fee Theatres located in the State of Texas, issued by the Title Company in Purchaser's favor, in the amount of the Appraised Land and Building Value allocated to each of the Fee Theatres on Exhibit F hereto, insuring Purchaser's title to the Fee Theatres in the form contemplated by the Title Commitments (collectively, the "Title Policies").

         E. Condition of Title. Seller shall convey to Purchaser good, indefeasible and insurable fee simple title to the Fee Theatres free and clear of all Liens arising by, through or under Sellers and free and clear of all other matters except the Permitted Exceptions.

    11. COVENANTS. Each Seller hereby covenants and agrees with Purchaser as follows:

         A. Insurance. At all times from the date hereof to the Closing, the Sellers shall cause to be maintained in full force and effect policies of fire and casualty insurance and comprehensive general liability insurance covering the Purchased Assets and the operation of the Theatres in the same amounts as the insurance coverage on the Purchased Assets as of the date hereof.

         B. Film Booking. The Sellers shall cause all film booking for the Theatres prior to Closing to be substantially in accordance with the Sellers' current booking practices for each such Theatre.

         C. Conduct of Business. At all times from the Acceptance Date until the Closing, the Sellers shall operate and maintain the Purchased Assets in substantially the same manner as they are now operated and maintained, and the Sellers shall maintain the physical condition of the Purchased Assets in their current condition, reasonable and ordinary wear and tear excepted.

         D. No Transfer of Purchased Assets. From the Acceptance Date until the Closing, the Sellers shall neither transfer nor remove any Purchased Assets from the Theatres subsequent to the date hereof, unless the same are no longer needed for the maintenance and operation of the Theatres or except for purposes of replacement thereof, in which case such replacements shall be promptly installed prior to Closing and shall be comparable in quality to the items being replaced and consistent with the current operation of the Theatres.

         E. Modification of Leases. The Sellers shall not enter into any lease, lease extension, or lease modification subsequent to the Acceptance Date without the prior written consent of Purchaser.

         F. Liens. From the Acceptance Date until the Closing, the Sellers shall not further encumber the Purchased Assets without the written consent of Purchaser and in any event Seller shall not place any Liens for borrowed money on the Purchased Assets.

         G. Monthly Reports. The Sellers shall provide Purchaser with copies of all monthly profit and loss summary reports prepared by the Sellers from the date hereof to the Closing Date.

         H. Use of Corporate Names. The Sellers acknowledge that, from and after the Closing, they will have no right, title or interest in or to the names of the Theatres (other than the Sellers' use of the name "United Artists"). Neither the Sellers nor any of their Affiliates shall use any such names in any business or venture in which such Persons are engaged within a 3-mile radius of any of the Theatres for a period of 5 years following the Closing.

         I. Notice of Defaults. From the Acceptance Date until the Closing, the Sellers shall notify Purchaser promptly of (and give Purchaser all information known by the Sellers, including copies of any written notices received, relating to): (i) any material defaults or alleged material defaults by the landlord or the tenant under any of the Leases or by any party under any of the Contracts listed on Schedule 6G - Assumed Contracts hereof, or (H) any alleged violations of or compliance requirements under applicable laws or from insurance carriers relating to the Purchased Assets and received by the Sellers after the date hereof.

         J. Contracts. From the Acceptance Date until the Closing, the Sellers shall not enter into any new Contracts in connection with the Purchased Assets unless the same are approved by Purchaser or are cancelable after Closing on no more than 30 days notice without payment of a cancellation penalty or premium.

         K. Covenant Not to Compete. Except as otherwise consented to or approved in writing by Purchaser, neither the Sellers nor any Affiliate of the Sellers will at any time for a period of three years following the Closing, directly or indirectly, acting alone or as a member of a partnership or as a managing entity (whether by ownership of stock, participation by contract or otherwise) of, any corporation, other business entity or Person:

              (i) construct and operate a new motion picture theatre following the Closing in competition with the Purchaser at any location within a 5-mile radius of any Theatre location;

              (ii) request any present supplier of, distributor to or provider of services to the Purchaser to curtail or cancel its business with the Purchaser in respect of the operations at any Theatre and the use and operation of the Purchased Assets; or

              (iii) unless otherwise required by law, disclose to any Person any details of the organization or affairs of the business of the Purchaser or any other nonpublic information concerning the Purchased Assets or the conduct of the operations at the Theatres.

The parties hereto agree and acknowledge that if the scope of the covenants set forth in this Section 11K is deemed to be too broad in any court proceeding, the court may reduce such scope to that which it deems reasonable under the circumstances. The parties hereto further agree and acknowledge that Purchaser does not have any adequate remedy at law for the breach or threatened breach by either of the Sellers or their Affiliates of the agreements set forth in this
Section 11K and, accordingly, each of the Sellers further agrees that Purchaser may, in lieu of or in addition to the other remedies that may be available to it hereunder or under applicable law, file a suit in equity to enjoin any of the Sellers and each of their Affiliates from such breach or threatened breach.

    12. CONDITIONS PRECEDENT TO CLOSING. The obligations of the respective parties to close the purchase of the Purchased Assets will be subject to the following conditions:

         A. Sellers' Conditions. The Sellers will not be obligated to close the purchase of the Purchased Assets unless:

              (i) the representation and warranties of Purchaser contained in this Agreement shall be true and correct at and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing, Purchaser shall have performed and complied with all agreements required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing, including, without limitation, delivering to the Sellers all funds, instruments and documents required to be delivered by Purchaser in connection with the Closing pursuant to the terms of this Agreement, and the Sellers shall have received a certificate, dated as of the date of the Closing, signed by the President of Purchaser to the foregoing effect;

              (ii) Sellers have obtained approval of this Agreement and the transaction contemplated herein from the Boards of Directors of Sellers within 45 days of the Acceptance Date;

              (iii) no action or proceeding shall have been instituted or threatened by a third party for the purpose or with the possible effect of enjoining or preventing the consummation of the transactions contemplated by this Agreement or seeking damages on account thereof; and

              (iv) the Sellers shall have received consent to the assignment of, and releases of the Sellers' obligations under, the Leases, duly executed by the landlords of the Leasehold Theatres, which consents and releases shall be in a form satisfactory to the Sellers.

Notwithstanding the foregoing, if the consents to assignment have been obtained from the landlords of the Leasehold Theatres, but any release of a Seller has not been obtained at the time of Closing as provided in clause (iv) above, then such requirement shall be deemed waived by the Sellers, and the parties shall proceed to Closing; provided, however, that the conditions set forth below in this paragraph are satisfied. Sellers shall use commercially reasonable efforts and Purchaser shall cooperate with Sellers, to obtain consents and releases prior to Closing, and Purchaser shall deliver such other documents, guaranties or security deposits reasonably required by the landlords of the Theatres. If the release of the Sellers' liability under the Leases for the Leasehold Theatres cannot be obtained from the landlords of the Leasehold Theatres prior to Closing, then Purchaser agrees to (a) not assign or sublet such Leases without the prior written consent of UATC, not to be unreasonably withheld (for purposes of this section, a change in the control or ownership of Purchaser or of its stock of fifty percent (50%) or more, or a change in the control of the management of Purchaser by virtue of a management agreement, contract or other similar arrangement intended to circumvent these assignment provisions shall be deemed an assignment); provided that Sellers shall consent to an assignment or subletting by Purchaser to a Person with a net worth equal or greater than that of Purchaser on the Closing Date (as set forth on Schedule 12A to be delivered to Sellers by Purchaser at Closing), and further provided that (1) an underwritten public offering of the common stock of Purchaser or (2) a change in the identity of individual managers or of senior management personnel, shall not be deemed to be an assignment hereunder, (b) observe all of the covenants under the Leases and perform all of Purchaser's obligations thereunder in accordance with the terms of the Leases, (c) indemnify and hold the Sellers, harmless from and against any and all claims, losses, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees and expenses) incurred by the Sellers arising from and after the date of Closing in connection with the Purchaser's breach of any Lease for which any Seller remains liable or under the Purchaser's Ancillary Documents (excluding damages not related to repair, maintenance or condition of the Theatres arising from an event which occurred prior to Closing which was not caused by Purchaser) and (d) deliver a copy of the Memorandum (defined below) to any assignee, subtenant, licensee or other person or entity in possession of the Leasehold Theatres as notice of the obligations contained therein. In the event that Purchaser fails to observe any of the covenants contained in this paragraph or is in default (after any applicable cure periods have expired under the Leases) under the terms of any of the Leases than Sellers may, but without any obligation, perform Purchaser's obligations and covenants, under such Lease(s), and Sellers shall be entitled to repossess any or all of the Leasehold Theatres, together with the personal property and fixtures located at such Theatres, and dispossess Purchaser and any other assignees, subtenants, licensees or parties in possession, and Purchaser will be liable for any damages suffered by Sellers as to the Leasehold Theatres, including reasonable attorneys' fees (and legal assistants' fees) and the cost of any premium for any bond required in connection with an injunction brought to enforce any Seller's remedies under this paragraph, and for such purpose, Purchaser shall grant to Sellers a collateral assignment in Purchaser's leasehold interests in the Leasehold Theatres, which s hall be subordinate to Purchaser's third party institutional financing encumbering the Leasehold Theatres, if any. Purchaser agrees to execute a Memorandum of Agreement at Closing summarizing the covenants of operation and the obligations and indemnity contained in this paragraph, a copy of which is attached hereto as Exhibit D (the "Memorandum"), which Memorandum will be recorded by Sellers in the real estate records of the applicable counties where such Leasehold Theatres are located. To further secure the obligations specified in such Memorandum and the full performance of all terms, covenants, conditions, provisions and agreements under the Leases, Purchaser agrees to execute a corporate guaranty in form satisfactory to Sellers, at Closing for the benefit of Sellers. At Closing, Purchaser shall also deliver to Sellers an opinion letter of Purchaser's legal counsel in the State of Texas in form reasonably satisfactory to Sellers, which opinion will be subject to the standard limitations and qualifications commonly included in opinions for similar transactions relating to enforceability, bankruptcy and similar laws affecting rights of creditors, general principles of equity and other similar provisions, and stating that Purchaser is a corporation duly organized, authorized, qualified and in good standing to perform the obligations and execute the documents contemplated by this Agreement, and that, with respect to Texas laws, the Memorandum, Guaranty and the collateral assignment agreements (collectively the "Security Documents") are legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

         Further, notwithstanding the foregoing, if the consents to assignment have been obtained from the landlords of the Leasehold Theatres, but any release of the Sellers has not been obtained at the time of Closing as provided in clause (iv) above, and in the event that Purchaser encumbers the Purchaser's leasehold interest in the Leases and the Leasehold Theatres with a mortgage, stock pledge or any other security interest, then Sellers shall obtain an agreement from Purchaser's financing source agreeing to enter into a management agreement with UATC substantially on the terms to be attached as Exhibit E and satisfactory to UATC in its sole discretion (the "Lender Agreements"). UATC agrees to negotiate with Purchaser's lender in good faith in accordance with the terms attached in Exhibit E; provided, that Sellers shall not be obligated to assume or pay Purchaser's financing or to increase its liabilities as contemplated under this Agreement. Sellers and

Purchaser agree to use diligent efforts to reach an agreement to the terms of such agreements with Purchaser's lender on or prior to the end of the Inspection Period. If such agreements have not been reached by the end of the Inspection Period, the Sellers may elect to terminate this Agreement and Purchaser shall receive a refund of the Earnest Money Deposit and the parties hereto shall have no further obligations hereunder.

         B. Purchaser's Conditions. Purchaser will not be obligated to close the purchase of the Purchased Assets unless:

              (i) the representation and warranties of the Sellers contained in this Agreement shall be true and correct at and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing, the Sellers shall have performed and complied with all agreements required by this Agreement to be performed or complied with by the Sellers at or prior to the Closing, including without limitation, delivering to Purchaser all instruments and documents required to be delivered by the Sellers in connection with the Closing pursuant to the terms of this Agreement;

              (ii) no action or proceeding shall have been instituted or threatened by a third party for the purpose or with the possible effect of enjoining or preventing the consummation of the transactions contemplated by this Agreement or seeking damages on account thereof;

              (iii) all of the landlords of the Leasehold Theatres have consented the assignment to Purchaser and to Purchaser's assumption of the Leases and the Leasehold Theatres, if required under such Leases, and any other required consents of third parties to the assignment and assumption of the Leases;

              (iv) On or before the expiration of the Inspection Period, Purchaser shall be satisfied with its inspections of the roof and HVAC systems in the Theatres, and any other physical inspections, and with the environmental condition of the Theatres;

              (v) On or before the expiration of the Inspection Period, Purchaser shall have approved the Leases in effect with respect to the Theatres; and

              (vi) the Sellers shall have obtained the release of the Fee Theatres under the UAPIC Mortgage.

              (vii) the Purchaser shall have obtained non-disturbance agreements from all mortgagees of the landlords under the Leases with mortgages encumbering the Leasehold Theatres or evidence satisfactory to Purchaser that an existing non-disturbance agreement runs to Purchaser's benefit; provided that if Purchaser is unable to obtain non-disturbance agreements from certain mortgages, but the Leasehold Theatres encumbered by such mortgages do not represent more than ten percent (10%) of the purchase price, as allocated for such Leasehold Theatres in Exhibit F, then this condition shall be deemed to be satisfied.

    13.  CLOSING.

         A.   Date, Time, and Place.

         The Closing will take place at the offices of Baker & Botts, L.L.P., 2001 Ross Avenue, Dallas Texas 75201, or at such other location as agreed to by the parties, at a mutually agreeable time, on the later of (i) the first Thursday two weeks following receipt of approval by the landlords of the Leases to the assignment and assumption of the Leasehold Theatres to Purchaser or (ii) the first Thursday following expiration of the Inspection Period. If, for any reason, the Closing has not occurred on or before 30 days following the expiration of the Inspection Period, this Agreement shall be terminated and be of no further effect.

         The transactions consummated at Closing, when effected, will be deemed to be effective as of 11:59 p.m., Dallas time, on the date of Closing, except as otherwise specifically provided in this Agreement. All action to be taken at Closing will be considered as taken simultaneously and no paper, document, or instrument will be considered to be delivered until all items to be delivered have been delivered. At Closing, the net proceeds due and all closing documents contemplated herein required for Closing will be delivered to the Title Company and Title Company will be instructed in writing by Purchaser and the Sellers to deliver such documents and proceeds to the appropriate party only after the Title Company has given written notice to Purchaser that it is in a position to issue its title insurance policies for the Fee Theatres in conformance with Section 10 of this Agreement.

         B.   Deliveries.

         At Closing, the Sellers will deliver to Purchaser the following:

              (i) a special warranty deed (the "Deed") from UAPIC conveying the Fee Theatres, free and clear of all Liens and mortgages created by, through or under Sellers and subject to the Permitted Exceptions;

              (ii) an assignment from UATC and RAC, as the case may be, of the leasehold interests under the Leases relating to the Leasehold Theatres,
together with the     Landlord's consent to such assignment if required under
the Leases, and any other required consents of third parties to the assignment and assumption of the Leases together with a duly executed and acknowledged sublease under the Cache Lease;

              (iii) the original copies of all Leases (if in Seller's possession) or copies thereof, and all other currently relevant non-proprietary documents in the possession of the Sellers pertaining to the Leases;

              (iv)   the Title Policies required by Section 10;

              (v) evidence acceptable to the Title Company authorizing consummation by the Sellers of the purchase and sale transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Sellers and all additional documents and instruments as in the opinion of the Title Company are reasonably necessary to the proper consummation of the conveyance of the Fee Theatres;

              (vi) a bill of sale from Sellers conveying the Purchased Assets in form reasonably satisfactory to the Sellers and Purchaser duly executed and acknowledged by Sellers;

              (vii) an assignment and assumption of Contract Rights, assigning the Sellers' interests in the Contracts, in form reasonably satisfactory to the Sellers and Purchaser, duly executed and acknowledged by Sellers;

              (viii) such other bills of sale, deeds, general conveyances, assignments, endorsements and other good and sufficient instruments of sale, conveyance, transfer and delivery as the Purchaser may reasonably request in order more effectively to vest in the Purchaser all of the Sellers' right, title and interest in and to the Purchased Assets conveyed by them pursuant hereto, in each case duly executed and acknowledged by the sellers;

              (ix) an executed certification of non-foreign status in a form satisfies Section 1445 of the Internal Revenue Code; and

              (x) an opinion from the general counsel of UATC, in form reasonably satisfactory to Purchaser, opining on the Sellers' organization, authority to enter into this transaction, and the enforceability of the Agreement and Sellers' Ancillary Documents; and

              (xi)    any other documents reasonably requested by Purchaser.

              At Closing, Purchaser will deliver to Sellers the following:

              (i) the portion of the Purchase Price payable at Closing as provided in Section 5 above for the Purchased Assets in cash, by cashier's check, by certified check, or by federal wire transfer (as adjusted for
apportionments and closing costs under Sections 13C   and 13D above);

              (ii) evidence acceptable to the Title Company and the Sellers authorizing consummation by Purchaser of the purchase and sale transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Purchaser,

              (iii) all additional documents and instruments as in the opinion of the Title Company are reasonably necessary to the proper consummation of this transaction;

              (iv) an assignment and assumption of Contract Rights, assuming the Sellers' obligation under the Contracts, in form reasonably satisfactory
to the Sellers and   Purchaser, duly executed and acknowledged by Purchaser,

              (v) a duly executed and acknowledged sublease under the Cache Lease; and

              (vi) the duly executed, and where appropriate, acknowledged, Memorandum, Guaranty, and opinion letter of Purchaser's counsel.

         C. Apportionments. The following items will be prorated between the Sellers and Purchaser effective as of 11:59 P.M., Dallas, Texas, time on the day of the Closing (the "Proration Data"):

              (i) general real estate, special assessments, and personal property taxes applicable to the Purchased Assets for the year of the Closing, based upon the then latest available levy and assessment;

              (ii) any other governmental or special district fees and assessments as are customarily adjusted in similar real estate transactions;

              (iii) with respect to any percentage rent payable under the Leases for the lease year during which the Closing occurs, the percentage rent shall be prorated between the Sellers and Purchaser by calculating annualized gross receipts amounts for the Leasehold Theatres based on actual gross receipts (or in any other manner specified in the Leases from January to Closing, minus the breakpoints specified in the Leases; and

              (iv) such other items as are customarily adjusted in similar sales of business and real estate transactions, including without limitation, rents, additional rents, common expenses, utilities, taxes, security deposits, if any, under the Leases and operating expenses for the Theatres, film rentals and concession rentals.

It is agreed that all such prorations regarding taxes and assessments shall be based upon the current year's tax bill for the Theatres. If the current year's tax bill is not available, then such taxes and assessments shall be prorated based on the latest available tax bill or bills. Prorations for expenses under the Leases shall be based upon the most recent billing therefor by the landlord under the Leases. All prepaid and unearned film rental amounts, if any, will be credited to Sellers at Closing, and the Purchase Price will be accordingly adjusted at Closing. If any of the prorations are based upon estimates at the time of Closing, it is mutually agreed as a covenant to survive the Closing that an accurate adjustment shall be made by cash settlement between the Sellers and Purchaser within 60 days after the estimated item is known.

         D. Closing Costs. Each party shall pay one-half of any escrow fees charged by the Title Company and each party shall pay all of the fees and expenses of its own counsel in entering into and consummating the transactions described in this Agreement (except as provided in Section 16C below). Documentary transfer taxes, deed taxes, recording costs and taxes on the sale and assignment of the Theatres shall be paid by Purchaser. All other closing costs shall be shared equally by Purchaser and Seller.

         E.   Possession.   Possession of the Purchased Assets shall be
delivered to Purchaser at the Closing.

    14. RISK OF LOSS. If, prior to Closing, any of the Purchased Assets are damaged by fire, vandalism, acts of God or other casualty or cause, the Sellers shall give Purchaser prompt notice of any such damage. In any such event, Purchaser shall have the option to (a) take such damaged Purchased Assets "as is" together with the insurance proceeds covering such damaged Purchased Assets, if any, or the right to receive the same as provided in the Leases as to the Leasehold Theatres, or (b) terminate this Agreement with the effect that both parties shall be released from all further obligations under this Agreement and receive a prompt refund of the Earnest Money Deposit. If Purchaser elects to proceed to Closing under clause (a) above, the Sellers agree to assign to Purchaser, at the Closing, the Sellers' rights to such insurance proceeds.

    15. CONDEMNATION. If prior to Closing, any Governmental Authority having condemnation authority institutes an eminent domain proceeding or takes any steps preliminary thereto to condemn any portion of the Theatres such that there will be an adverse effect on the operation of any of the Theatres, Purchaser will have the option to (a) proceed to Closing, provided that the Sellers shall assign their rights to any compensation for such condemnation to Purchase, or (b) terminate this Agreement upon notice to Sellers, and Purchaser shall receive a prompt refund of the Earnest Money Deposit and the parties shall be released from all further obligations under this Agreement. If Purchaser chooses to proceed to Closing pursuant to clause (a) above, Sellers agree to assign to Purchaser, at Closing, Sellers' rights to any compensation or damages relating to such condemnation.

    16.  FAILURE TO CLOSE.

         A. Purchaser's Default. If Purchaser, in default of its obligations under this Agreement, fails to perform any of the obligations contemplated by this Agreement, the Sellers will have the right to (i) obtain specific performance by Purchaser of Purchaser's obligations under this Agreement; or
(ii) terminate this Agreement and obtain immediate payment of the Earnest Money Payment, as liquidated damages, which shall constitute payment in full for all damages Sellers may hereby have suffered. The parties acknowledge that such damages are not, as of the date of this Agreement, capable of accurate estimation.

         B. Sellers' Default. If any Seller, in default of its obligations hereunder, fails to perform any of the obligations contemplated by this Agreement, Purchaser will have the right to: (i) obtain specific performance by the Sellers of the Sellers' obligations under this Agreement; or (ii) terminate this Agreement and receive a prompt return of the Earnest Money Deposit paid by

Purchaser under this Agreement, and both parties shall be released from all further obligations under this Agreement.

         C. Attorneys' Fees. In the event of litigation arising out of any alleged default or breach of this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred in the prosecution or defense of such litigation, including reasonable attorneys' fees and costs (and legal assistant fees). For purposes of this Section, "prevailing party" shall include a party who withdraws or moves to dismiss a claim in consideration for payment due, performance owed, or other consideration in substantial satisfaction of the claim withdrawn or dismissed.

         D. Failure of Conditions. The failure to occur of any of the conditions set forth in Section 12 shall not be a default under this Agreement giving rise to the remedies in this Section.

    17.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

         A. Survival of Representations and Warranties. Except as specifically provided otherwise in this Agreement, all representations and warranties contained in this Agreement, or in any certificate, document, affidavit or instrument delivered pursuant to this Agreement shall not survive the Closing and the consummation of the transactions contemplated hereby. The representations in Sections 6A, 6B, 6E and 6H shall survive Closing for a period of six months after the Closing Date. In the event of a breach within the survival period set forth therein of the representation in the second paragraph of Section 6D, stating that the amount of rent and the expiration dates of the term of the Leases are as disclosed to Purchaser by Sellers and that to the best knowledge of Sellers them are no defaults under the Leases, then Purchaser's sole remedy shall be an adjustment of the multiple of 1995 Cash Flow for such Theatre, as set forth in Exhibit F, and a corresponding adjustment to the Purchase Price to equitably reflect the change in rent liability or low term or the effect of the default as mutually agreed upon by the parties acting in good faith. In the event that a default by any Seller under a Lease shall result in the termination of the Lease, the purchase price shall be adjusted by the Cash Flow Value for such Theatre, as set forth in Exhibit F.

         B. Survival of Covenants and Agreements. Each covenant and agreement set forth in any Sellers' Ancillary Document to be performed after the Closing will survive the Closing in accordance with its terms.

    18.  INDEMNIFICATION.

         A. Indemnification of Purchaser. From and after the Closing, each of the Sellers shall jointly and severally indemnify, defend and hold Purchaser and its directors, officers, employees and agents harmless against any and all damages, losses, deficiencies, liabilities, obligations, commitments, costs or expenses (including legal and other expenses reasonably incurred)
(collectively, "Liabilities" and each a "Liability") incurred by Purchaser resulting from (i) the breach of any representation or warranty of any Seller contained in Section 6 of this Agreement or in any Sellers' Ancillary Document,
(ii) any breach of any agreement or covenant of any Seller contained in this Agreement or in the Sellers' Ancillary Documents, (iii) the conduct of the operations or possession of the Theatres prior to the Closing, other than with respect to the repair, maintenance or condition of the Theatres (subject to the representations in Sections 6J, 6K, 6L, and 60 hereof, and other than Liabilities relating to or arising from a breach of a representation, warranty, covenant or agreement by Purchaser.

         B. Indemnification of Sellers. From and after the Closing, Purchaser shall indemnify, defend and hold the Sellers and their directors, officers, employees and agents harmless against any and all Liabilities incurred by the Sellers resulting from (i) the breach by Purchase of any representation or warranty made by Purchaser and contained in Section 7 or in any Purchaser's Ancillary Document, (ii) any breach of any agreement or covenant of Purchaser contained in this Agreement or in any Purchaser's Ancillary Docu[Bment, and (iii) the conduct of the operations or possession of the Theatres by Purchaser after the Closing, other than with respect to Liabilities relating to or arising from a breach of a representation, warranty, covenant or agreement by Sellers.

         C. Indemnification for Third Party Claims. The following procedures shall be applicable with respect to indemnification for third party claims arising in connection with any provision of this Agreement.

              (i) Promptly after receipt by the party seeking indemnification hereunder (an "Indemnitee") of written notice of the assertion or the commencement of any claim, liability or obligation by a third party, whether by legal process or otherwise (a "Claim"), with respect to any matter within the scope of Sections 18A or 18B hereof, the Indemnitee shall give written notice thereof (the "Notice") to the Person from whom indemnification is sought pursuant hereto (the "Indemnitor") and shall thereafter keep the Indemnitor reasonably informed with respect thereto, provided that the failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder unless such failure results in (i) a default judgment, (ii) the expiration of the time to answer a complaint or (iii) material prejudice to Indemnitor's defense of such Claim. In case any such Claim is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice of its intention to the Indemnitee within 30 days after receipt of the Notice, with counsel reasonably satisfactory to the Indemnitee at the Indemnitor's own expense. If the Indemnitor shall assume the defense of such Claim, it shall not settle such Claim without the prior consent of the Indemnitee, which consent shall not be unreasonably withheld. Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this 18C, the Indemnitee shall be permitted to join in the defense of such Claim and to employ counsel at its own expense.

              (ii) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Claim within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Claim, then the Indemnitee shall assume the defense of any such Claim, in which event it may do so in such manner as it may deem appropriate, provided that it shall not settle any Claim which would give rise to the indemnitor's liability under Sections 18A or 18B hereof, as the case may be, without the Indemnitor's prior written consent, such consent, which shall not be unreasonably withheld. The Indemnitor shall be permitted to join in the defense of such Claim and to employ counsel at its own expense.

    19. BULK SALES LAW. Purchaser and the Sellers hereby waive compliance with the provisions of any bulk sales law which may apply to the sale of the Purchased Assets under this Agreement, provided, however, that the Sellers shall pay and discharge when due or contest or litigate all claims of creditors which may be asserted against Purchaser of the Purchased Assets by reason of such non-compliance and to indemnify and hold Purchaser harmless from and against any and all such claims from obligations arising prior to the Closing Date; and further, the Sellers shall take all necessary action to remove any Liens or other encumbrances which are placed on the Purchased Assets as a result of such non-compliance with applicable bulk sales laws.

    20. CONFIDENTIALITY. Prior to Closing, no party shall issue any press release or disclose any information to any third party whatsoever (except Purchaser's lenders, potential equity investors, attorneys, accountants or other professional consultants and as may be required by laws or regulations) pertaining to the transaction contemplated by this Agreement without the prior written approval of the other parties. After the Closing, no party shall disclose any information related to the financial terms of this transaction, such as purchase price and financials delivered to the other party (except Purchaser's lenders, potential equity investors, attorneys, accountants or other professional consultants and as may be required by laws or regulations) The results of any inspections conducted by Purchaser prior to the Closing and any other information delivered to Purchaser by the Sellers related to this transaction shall be treated as strictly confidential.

    21. EMPLOYEES OF THE SELLERS. Purchaser acknowledges that the Sellers intend to give its employees at least two weeks' notice prior to the Closing Date. Sellers acknowledge and agree that COBRA extension insurance coverage will be offered to all employees who are terminated upon the Closing.

    22. CONCESSION STAND INVENTORY. Provided that Purchaser notifies Sellers in writing during the Inspection Period that it desires to purchase the concession stand inventory in the Theaters, then at Closing, the Sellers shall, in addition to the Purchased Assets hereunder, sell to Purchaser and Purchaser shall purchase from the Sellers all of the stock in trade and inventory of the concession stands (excluding bulk candy displays) located in the Theatres as of the Closing Date, specifically excluding therefrom all inventory containing the "United Artists" name, such as imprinted cups and similar items (such stock in trade and inventory, the "Concession Stand Inventory"). Immediately after Closing, the Sellers shall notify Purchaser of the actual amount of the Concession Stand Inventory and its valuation thereof located within the Theatres as of the Closing Date. Payment for the agreed upon value of the Concession Stand Inventory as of the Closing Date shall be made by Purchaser to the Sellers within five days after such notice, in immediately available funds, and such payment shall be in addition to the Purchase Price set forth in
Section 5A above.

    23.  MISCELLANEOUS.

         A. Notices. All notices hereunder to the respective parties will be in writing and will be served by personal delivery, via telecopy, or by prepaid, express mail via a reputable courier service, or by prepaid, registered or certified mail, addressed to the respective parties at their addresses set forth above.  Any such notice to Seller or Purchaser will be deemed to be given
and effective:   (i) if personally delivered or sent via telecopy, then on the date of such delivery, (ii) if sent via express mail or overnight courier, then 24 hours after the date such notice is sent, or (iii) if sent by registered or certified mail, then three days following the date on which such notice is deposited in the United States mad addressed as aforesaid. Copies of all notices will be sent to the following:

If to Purchaser.          Hollywood Theatres, Inc.
                          2911 Turtle Creek Boulevard, Suite 1150
                          Dallas, Texas 75219
                          Attn: Thomas W. Stephenson, Jr.
                          Fax No.: (214) 520-2332

with a copy to:           Baker & Botts, L.L.P.
                          2001 Ross Avenue
                          Dallas, Texas 75201
                          Attn: Carlos A. Fierro
                          Fax No.: (214) 953-6503

If to Sellers:            United Artists Theatre Circuit, Inc.
                          9110 E. Nichols Avenue, Suite 200
                          Englewood, Colorado 80112
                          Attn: Kurt Hall, Executive Vice President and Rebecca.
                          Wilcox Dow, Esq., Senior Vice President
                          Fax No.: (303) 792-8647


with a copy to:           Sherman & Howard L.L.C.
                          633 17th Street
                          Suite 3000
                          Denver, Colorado 80202
                          Attn: Rebecca A. Fischer, Esq.
                          Fax No.: (303) 298-0940


All such addresses may be changed by notice given in accordance with this Section.

         B. Parties in Interest. All of the terms and provisions of this Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the Sellers and Purchaser.

         C. Entire Agreement. There are and were no verbal or written representations, warranties, understandings, stipulations, agreements, or promises pertaining to the subject matter of this Agreement made by either party or any agent, employee, or other representative of either party or by any broker or any other person representing or purporting to represent either party, not incorporated in writing in this Agreement, and neither this Agreement nor any of the terms, provisions, conditions, representations, or covenants contained in this Agreement can be modified, changed, terminated, amended, superseded waived, or extended except by an appropriate written instrument duly executed by the parties.

         D. Originals. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         E. Time. Time is of the essence under this Agreement. In the event the last day permitted for the performance of any act required or permitted under this Agreement falls on a Saturday, Sunday, or holiday, the time for such performance will be extended to the next succeeding business day. Time periods under this Agreement will exclude the first day and include the last day of such time period.

         F. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of the text of this Agreement.

         G. Governing Law. This Agreement and the Guaranty will be construed and enforced in accordance with the laws of the State of Texas, except that matters relating to real property, leasehold interest or fixtures will be governed by the laws of the State in which the real property, leasehold interest or fixtures is situated.

         H. Assignment of Agreement. No Person may assign any interest in this Agreement, not any of the benefits or obligations of this Agreement, without the prior written consent of each of the other parties, which consent shall not be unreasonably withheld. Any assignment in violation hereof will be void.

         I. Recording. This Agreement may not be recorded in whole or in part, and any recordation in violation hereof shall be deemed to be a default under this Agreement by the recording party.

         J. Binding Effect. This Agreement will not be binding or effective until properly executed and delivered by the Sellers and Purchaser.

         K. Gender. As used in this Agreement, the masculine will include the feminine and neuter, the singular will include the plural, and the plural will include the singular, as the context may require.

         L. No Joint Venture, Partnership, Agency, Etc. This Agreement shall not be construed as in any way establishing a partnership, joint venture, express or implied agency, or employer-employee relationship between Purchaser and the Sellers.

         M. No Third Party Beneficiaries. This Agreement is for the sole benefit of Purchaser and the Sellers and their respective successors and permitted assigns, and no other person or entity shall be entitled to rely upon or receive any benefit from this Agreement.

         N. No Waiver. No consent or waiver, express or implied, by Purchaser to or of any breach of any representation, covenant or warranty of the Sellers shall be construed as a consent or waiver to or of any other breach of the same or any other representation, covenant or warranty.

         O. Antitrust Matters. To the extent permitted by applicable laws, Purchaser shall release Sellers from any and all claims, losses, damages, costs and expenses, including reasonable attorneys' fees, arising out of any claim that this Agreement, or the transaction contemplated herein, violate state or federal antitrust laws, rules or regulations to the extent such claim is based upon the relative competitive position of Purchaser from and after consummation of the transactions contemplated hereunder. Sellers agree to cooperate with Purchaser to comply with any reporting or other requirements of the Hart-Scott-Rodino Act, if necessary, and Purchaser agrees to reimburse Sellers for Sellers' costs to comply with such Act, including without limitation, reasonable attorneys' fees.

         P. Counterparts. This Agreement may be executed in two or more counterparts, each of which when taken together will be deemed one original.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.


                             SELLERS:

                             UNITED ARTISTS THEATRE CIRCUIT, INC.
                             a Maryland corporation

                             By: /s/ Kurt Hall
                                 --------------------------------------------
                                 Kurt Hall, CFO and EVP
                                     July 17, 1996


                             UNITED ARTISTS PROPERTIES I CORP.,
                             a Colorado corporation

                             By: /s/ Kurt Hall
                                 --------------------------------------------
                                 Kurt Hall, CFO and EVP
                                     July 17, 1996

                             RESORT AMUSEMENT CORPORATION,
                             a Texas corporation

                             By: /s/ Kurt Hall
                                 -------------------------------------------
                                 Kurt Hall, CFO and EVP
                                     July 17, 1996



                             PURCHASER:

                             HOLLYWOOD THEATRES,
                             a Delaware corporation

                             By: /s/ Thomas W. Stephenson, Jr.
                                 --------------------------------------------
                                 Thomas W. Stephenson, Jr., President

              FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE


         This FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (the "Amendment") is dated this 16th day of September, 1996, by and among HOLLYWOOD THEATERS, INC., a Delaware corporation ("Purchaser"), and UNITED ARTISTS THEATRE CIRCUIT, INC., a Maryland corporation, UNITED ARTISTS PROPERTIES I CORP., a Colorado corporation, and RESORT AMUSEMENT CORPORATION, a Texas corporation (collectively and individually, "Seller").

                                    Recitals

         A. Seller and Purchaser are parties to a certain Agreement of Purchase and Sale dated as of July 22, 1996 (the "Agreement").

         B. Seller and Purchaser desire to amend the Agreement to evidence the agreement of the parties to change the purchase price payable at Closing and to provide for adjustment and further payment of the purchase price in the event of the exercise of options to extend the terms of certain leases, upon the terms and conditions set forth below.

         C. Unless otherwise specifically defined herein, all capitalized terms shall have the same meaning as those terms are defined in the Agreement, as amended.

                                   Agreement

         In consideration of the recitals, covenants, and conditions in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. The full paragraph of Section 5A is deleted and restated in its entirety as follows:

              The total Purchase Price for the Purchased Assets is Eleven Million Nine Hundred Forty Four Thousand Seven Hundred Fifty Seven and no/100 Dollars ($11,944,757). The Purchase Price is based upon the "Cash Flow Multiple" multiplied by the "1995 Cash Flow" amounts for the Theatres as specified on Exhibit F attached hereto and incorporated herein, for a total of $12,090,261, which amount shall be reduced by a credit to Purchaser of $125,000 for Pacer hardware and software ticketing systems which are not included as part of the Purchased Assets, and further reduced by $20,506 as a result of the removal of the Odessa Winwood theatre from the transaction.

         2. Section 5B is amended to add the following sentence to the end of the paragraph:

              The Purchase Price shall be allocated among the Purchased Assets when and if paid, and therefore, the portion of the Purchase Price allocated on or prior to the expiration of the inspection Period shall be $11,285,064, the amount of the "First Installment", as defined below, of the Purchase Price as set forth in Section 5C below.

         3.   Section 5C is deleted and restated in its entirety as follows:

              Payment of Purchase Price. The Purchase Price shall be paid in two or more, installments. The "First Installment" shall mean the amount of $11,285,064, (as adjusted for apportionments and closing costs as provided in Sections 13C and 13D of the Agreement, and as credited for the amount of any Earnest Money Deposit and Nonrefundable Earnest Money Deposit), shall be payable in full by Purchaser to the Sellers in cash or by certified check, cashier's check or federal wire transfer on the date of Closing.

              Any subsequent installments after the First Installment shall be paid, if at all, upon the exercise of any options to extend the terms of the Overland Park 3 and the Plaza Twin leases beyond the Lease Termination Dates set forth below. If Purchaser renews or extends the terms of one or both of such leases, Purchaser agrees to pay to Sellers within 10 days after the date any such extension is exercised, an additional installment payment equal to the number of years in the extension(s), multiplied by the 1995 Cash Flow shown below, up to a maximum amount equal, to the Total Adjustment set forth below. Any additional installment after the First Installment of the Purchase Price due for each extension is defined as the Additional Purchase Price.

                                  Lease            1995             Total
                                  Termination      Cash             Adjust-
                                  Date             Flow             ment
         Overland Park 3          6/20/97          $19,436          $110,144
         Plaza Twin               12/31/99         $173,359         $549,549

         For example, if the Overland Park lease is extended for five additional years, the Additional Purchase Price due upon extension is as follows:

         5 years x $19,436/year = $97,180

         If at the end of that term the lease is extended for an additional 5-year period, the Additional Purchase Price would be the balance of the Total Adjustment, or

         $110,144 - $97,180 = $12,964

         If the Plaza Twin lease is extended for an additional 3-year period, the Additional

         Purchase Price would be as follows:

         3 years x $173,359/year = $520,077

         If at the end of that term the lease is extended for an additional 3-year period, the Additional Purchase Price would be the balance of the Total Adjustment, or

         $549,549 - $520,077 = $29,472.00

         The terms of this Section shall survive the Closing of the transaction contemplated by the Agreement and shall be evidenced by a Memorandum of this First Amendment recorded the real estate records where the Overland Park 3 and Plaza Twin properties are located.

    4. Payment of any Additional Purchase Price shall be due and payable within 10 days after the exercise of any option to extend the term of either of the Overland Park or Plaza Twin Leases. Failure to make such payment shall be a default under the terms of the Assignment and Assumption Agreement. In addition, Purchaser and Sellers shall use good faith efforts to amend Overland Park and Plaza Twin leases to provide that payment of the Additional Purchase Price Sellers shall be a condition to the valid exercise of any options to extend such leases. This covenant shall survive the Closing of the transaction contemplated by the Agreement.

    5. In the event Purchaser does not elect to extend either the Overland Park or Plaza Twin lease prior to the expiration of the then current term, Sellers shall have the option to require Purchaser to assign such lease to UATC and UATC shall have the right to exercise the option to extend the term of the lease and assume operations of the theatre. This covenant shall survive the Closing of the transaction contemplated by the Agreement.

    6. Except as expressly amended by this Amendment, the terms, covenants, conditions, provisions and agreements of the Agreement are hereby ratified and confirmed by and remain in full force and effect. If there is any conflict between the terms and provisions of this Amendment and the terms and provisions contained in the Agreement, as amended, this Amendment shall control.

         The parties have executed this First Amendment to Agreement of Purchase and Sale to be effective on the date first written above.


                                   SELLER:

                                   UNITED ARTISTS THEATRE CIRCUIT, INC.,
                                   a Maryland corporation



                                   By: /s/ Kurt Hall
                                       --------------------------------------
                                       Kurt Hall, EVP & CFO


                                   UNITED ARTISTS PROPERTIES I CORP.
                                   a Colorado corporation


                                   By: /s/ Kurt Hall
                                       --------------------------------------
                                       Kurt Hall, EVP & CFO


                                   RESORT AMUSEMENT CORPORATION,
                                   a Texas corporation


                                   By: /s/ Kurt Hall
                                       --------------------------------------
                                       Kurt Hall, EVP & CFO


                                   PURCHASER:

                                   HOLLYWOOD THEATERS, INC.,
                                   a Delaware corporation


                                   By: /s/ Thomas W. Stephenson, Jr.
                                       --------------------------------------
                                       Thomas W. Stephenson, Jr., President

                              SECOND AMENDMENT TO
                         AGREEMENT OF PURCHASE AND SALE

         This Second Amendment to Agreement of Purchase and Sale ("Second Amendment") is made effective as of the 8th day of November, 1996, by and between United Artists Theatre Circuit a Maryland corporation ("UATC"), United Artists Properties I Corp., a Colorado corporation ("UAPIC"), and Resort Amusement Corporation ("RAC") (UATC, UAPIC, and RAC being collectively and individually referred to as "Seller") and Hollywood Theaters, Inc. ("Purchaser").

                                    Recitals

              A. Seller and Purchaser have entered into a certain Agreement for Purchase and Sale dated July 22, 1996, as amended by a First Amendment to Agreement of Purchase and Sale dated September ___, 1996 (collectively, the "Purchase Agreement").

              B. Seller and Purchaser desire to amend the Purchase Agreement to permit closings occur thereunder on a staggered basis, under certain circumstances, as consents to transfer the Leases and Leasehold Theatres are obtained from landlords, and to make other amendments, as described below.

              C. Capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and Purchaser agree as follows:

         1. Rolling Closings. Subject to the restrictions contained in this paragraph 1, the Purchase Agreement is amended to permit Purchaser to acquire the Theatres and related Personal Property, Contract Rights and Names through a series of closings as conditions precedent for the acquisition of a particular Theatre are satisfied or waived. However, the first closing under the Purchase Agreement ("First Closing") shall not occur until satisfaction or waiver by the appropriate party of the conditions precedent (other than payment of the Purchase Price) pertaining to at least ten Theatres having an aggregate 1995 Cash Flow (as set forth on Schedule 1 attached hereto) equal to or greater than 50% of the total 1995 cash flow in respect of all Theatres. The definition of "Closing" which appears in Section 1C of the Purchase Agreement is amended to mean, as to each Theatre, the consummation of the purchase of such Theatre as contemplated by Section 13 of the Purchase Agreement. The last sentence of the first paragraph of Section 13A of the Purchase Agreement is deleted and replaced with the following language:

           "If for any reason other than failure by a party to perform its obligations under this Agreement, the Closing for the acquisition of any Theatre has not occurred on or before December 6, 1996, this Agreement shall terminate and be of no further effect as to such Theatre."

 All Closings shall occur on Thursday unless another day of the week is mutually agreed to. Subject to the limitations pertaining to the First Closing described above, Purchaser shall be required to close on its acquisition of each Theatre on the first Thursday following the date the conditions precedent for such Theatre are satisfied and/or waived. Deliveries under Section 13B and apportionments under Section 13C of the Purchase Agreement will be made as to each Theatre as the Closing for such Theatre occurs. The Purchase Price for each Theatre shall be as set forth on the attached Schedule 1.

         2. Earnest Money. The Earnest Money Deposit shall be held by the Title Company and applied to the Purchase Price of the Cache Cinema, Annex 7 and Promenade 4 Theatres as follows:

                           Cache Cinema     $91,666
                           Annex 7          $91,666
                           Promenade 4      $91,667

Any of the Earnest Money Deposit remaining after the completion of the last such Closing or December 6, 1996, whichever first occurs, shall be returned to Purchaser. Nothing contained herein shall constitute a waiver of any rights Seller may have to the Earnest Money Deposit in the event Purchaser defaults under the Purchase Agreement.

         3. UA Annex 7. The landlord for the Theatre known as UA Annex 7 located in Tulsa, Oklahoma, is conditioning its consent to assignment of such Leasehold Theatre to Purchaser upon Purchaser's agreement to enter into a new lease with such landlord for a period of one year only, on the lease form attached as Exhibit A hereto, with such modifications as may be necessary to conform Exhibit A to the economic terms of the existing Lease between Seller and the landlord for the Annex 7 Theatre (other than the term of the Lease). Purchaser agrees that the Purchase Price for the UA Annex 7 Theatre shall be the amount stated in Schedule 1, notwithstanding the fact that Purchaser will not be able to operate that Leasehold Theatre for the entire period of time permitted under Seller's Lease for the Theatre. Purchaser also agrees it will sign a new lease with the UA Annex 7 landlord on the form attached as Exhibit A with the modifications described in this paragraph 3, if such is required in order to obtain the landlord's consent to the transfer of the UA Annex 7 Leasehold Theatre to Purchaser.

         4. Waiver of Condition. Purchaser hereby irrevocably waives the condition to Closing set forth in Section 12B(vii) of the Purchase Agreement (regarding non disturbance agreements) as to all Leasehold Theatres.

         5. Seller's Reservation of Rights. Notwithstanding any provision to the contrary contained in the Purchase Agreement, (i) the Purchased Assets shall not include, and Seller shall not assign to Purchaser, Seller's right to seek recovery from any landlord of disputed amounts paid by Seller to such landlord in order to obtain written consent to transfer any Lease to Purchaser or any other claims or amounts accruing prior to Closing, (ii) Seller expressly reserves its right to pursue such claims against such landlords following the Closing, and (iii) any amounts recovered by Seller pursuant to such claims shall be the sole property of Seller.

         6. Petty Cash. Seller shall sell to Purchaser the petty cash estimated to be located at each Theatre as of the date of Closing for each Theatre. Immediately after Closing, Seller shall notify Purchaser of the actual amount of petty cash at the Theatre as of the Closing date and Purchaser shall pay Seller the amount of the petty cash within five days after such notice, in immediately available funds, and such payment shall be in addition to the Purchase Price.

         7. Credit for Repairs. Purchaser shall be allowed the following amounts as credits against the Purchase Price for the following Theatres:

              Theatre                            Credit

              Heritage Plaza 5                   $2,000
              Cache Cinema                       $6,000
              Village 6-Plex                     $2,000

Such credits will be given at the time that the Closing on the applicable Theatre occurs and shall be a full and final settlement and accord and satisfaction of the repairs described in the October 27, 1996 letter from Robert E. Painter to Kurt Hall.

         8. No Rescission. Once the Closing of the conveyance of any Theatre occurs under the Purchase Agreement, Seller shall have no right of rescission with respect to such Theatre.

         9. Leasehold Deeds of Trust. Purchaser agrees that if, on or before December 6, 1996, Seller obtains consent of either or both of the landlords for the Sunset Mall and Mineral Wells Cinema 3 Leasehold Theatres to encumber those Theatres with leasehold deeds of trust, Purchaser shall execute the leasehold deeds of trust notwithstanding the fact that the Closings for those Theatres have occurred previously.

         10. Scope of Amendment. Except as expressly amended by this Second Amendment, all terms, covenants, conditions and other provisions of the Purchase Agreement shall remain in full force and effect. If a conflict arises between the provisions of the Purchase Agreement and those of this Second Amendment, the provisions of this Second Amendment shall control.


                                 UNITED ARTISTS THEATRE CIRCUIT, INC.

                                 By: /s/ R. E. Hardy
                                    -----------------------------------------
                                         R.E. Hardy, EVP



                                 UNITED ARTISTS PROPERTIES I CORP.


                                 By:  /s/ R. E. Hardy
                                    ------------------------------------------
                                          R.E. Hardy, EVP



                                 RESORT AMUSEMENT CORPORATION


                                 By:  /s/ R. E. Hardy
                                    -----------------------------------------
                                          R.E. Hardy, EVP


                                 HOLLYWOOD THEATERS, INC.


                                 By: /s/ James R. Featherstone
                                    -----------------------------------------
                                         James R. Featherstone, Vice President